Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of DT Cloud Star Acquisition Corporation (the “Company”) on Form S-1 of our report dated April 29, 2024 with respect to our audit of the Company’s financial statements as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period November 29, 2022 (inception) through December 31, 2022, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Irvine, California

April 29, 2024